Exhibit 10.14

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this “Agreement”), dated as of July 8, 2015 (the “Effective Date”), is made by and between Lindblad Expeditions Holdings, Inc. (f/k/a/ Capitol Acquisition Corp. II), a Delaware corporation (together with any successor thereto, the “Company”) and Sven-Olof Lindblad (the “Executive”) (collectively Executive and the Company are referred to herein as the “Parties”).

RECITALS

WHEREAS, the Company previously entered into that certain Agreement and Plan of Merger, dated as of March 9, 2015 (the “Merger Agreement”), by and among the Company, Argo Expeditions, LLC (“LLC Sub”), Argo Merger Sub, Inc. (“Merger Sub”), and Lindblad Expeditions, Inc. (“Lindblad”), pursuant to which (a) Merger Sub merged with and into Lindblad with Lindblad surviving as the interim corporation (“Interim Corporation”), (b) Interim Corporation subsequently merged with and into LLC Sub, with LLC Sub surviving as the surviving corporation in such subsequent merger, and (c) holders of equity securities in Lindblad immediately prior to the mergers described in clauses (a) and (b) received cash, shares of Company common stock or a combination of the two in consideration for their equity securities in Lindblad (collectively, the “Mergers”).

WHEREAS, prior to the Effective Date, Executive beneficially owned more than 60% of the outstanding capital stock of Lindblad on a fully diluted basis and is deriving a significant financial benefit as a result of the consummation of the Mergers;

WHEREAS, as of the Effective Date, Executive currently serves as the Chief Executive Officer of the Company;

WHEREAS, Executive has acquired significant experience, skill, and confidential and proprietary information relating to the business of the Company and its subsidiaries;

WHEREAS, the Parties hereto acknowledge that the covenants of Executive contained herein are reasonable and necessary to protect the goodwill of the Company and its subsidiaries; and

WHEREAS, as a condition of and a material inducement to the Company’s willingness to enter into the Merger Agreement and to consummate the Mergers and the other transactions contemplated by the Merger Agreement, Executive agreed to enter into this Agreement effective as of the Effective Date.

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AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, including the Company’s execution of the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereto agree as follows:

1.        Competition.

(a)        Executive shall not, at any time during the Restriction Period (as defined below), directly or indirectly engage in, have any equity interest in, or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which directly competes with the Business (as defined below) anywhere in the world. Nothing herein shall prevent Executive from engaging in any activity with a non-competitive division of an entity engaged in a business that competes with the Company; provided that none of Executive’s activities in respect of such non-competitive division would reasonably be expected to cause Executive to otherwise breach his obligations under this Section 1 in respect of the entity engaged in a business that competes with the Company. In addition, nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(b)        Executive shall not, at any time during the period beginning on the Effective Date and ending on the date 2 years following Executive’s termination of employment with the Company, directly or indirectly, (i) solicit any customers, clients or suppliers of the Company or (ii) solicit, with respect to hiring, any employee or independent contractor of the Company or any person employed or engaged by the Company at any time during the 12-month period immediately preceding Executive’s termination of employment with the Company.

(c)        In the event the terms of this Section 1 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)      As used in this Section 1, (i) the term “Company” shall include the Company and its direct and indirect subsidiaries; (ii) the term “Business” shall mean the business of the Company, as such business is conducted as of the Effective Date or may be expanded or altered by the Company during Executive’s period of service with the Company, and shall include any type of marine-based expeditions; and (iii) the term “Restriction Period” shall mean the period beginning on the Effective Date and ending on the later of (x) 5 years following the Effective Date or (y) 2 years following Executive’s termination of service as an employee or other service provider with the Company.

2.        Non-Disparagement.

Each Party to this Agreement (which, in the case of the Company, shall include its officers and the members of the Board) agrees, during Executive’s period of service with the Company and thereafter, to refrain from Disparaging (as defined below) the other Party and its affiliates. Nothing in this paragraph shall preclude any Party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Party’s rights under this Agreement. For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the person or entity being disparaged.

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3.        Nondisclosure of Proprietary Information.

(a)       Except pursuant to Section 3(c) or (e), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company) any confidential or proprietary information or trade secrets of or relating to the Company (including business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public or is publicly available or has become public knowledge prior to the date Executive proposes to disclose or use such information, provided that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 3(a), or from any third-party known by Executive to be breaching a provision similar to that found under this Section 3(a). For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(b)      Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes, in each case to the extent any such materials contain Confidential Information, provided that Executive may retain his compensation-related information, personal journal and rolodex, address book, appointment book, calendar and/or contact list.

(c)      Notwithstanding Section 3(a), Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest practicable notice thereof, shall, as much in advance of the return date as practicable, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s sole expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

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(d)      As used in this Section 3 and Section 4, the term “Company” shall include the Company and its direct and indirect subsidiaries.

(e)      Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 3(c) above), (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations.

4.      Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate in connection with Executive’s period of service with the Company or its subsidiaries or its or their predecessors, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and in all instances at the Company’s sole expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

5.      Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 1, 2, 3 and 4 could cause irreparable damage to Company and its goodwill, the exact amount of which may be difficult or impossible to ascertain, and that the remedies at law for any such breach may be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 1, 2, 3 and 4, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief without the requirement to post bond.

It is recognized and acknowledged by the Company that a breach of the covenant contained in Section 2 could cause irreparable damage to Executive, the exact amount of which may be difficult or impossible to ascertain, and that the remedies at law for any such breach may be inadequate. Accordingly, the Company agrees that in the event of a breach of the covenant contained in Section 2, in addition to any other remedy which may be available at law or in equity, Executive will be entitled to seek specific performance and injunctive relief without the requirement to post bond.

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6.      Assignment and Successors.

None of the Company’s rights or obligations may be assigned or transferred by the Company, except that the Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.

7.      Governing Law.

This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of New York without reference to the principles of conflicts of law of the State of New York or any other jurisdiction, and where applicable, the laws of the United States.

8.      Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.      Notices.

Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(a)      If to the Company, the Chief Operating Officer or the General Counsel at its headquarters,

 and copies to:

Lindblad Expeditions Holdings, Inc.

96 Morton Street, 9th Floor

New York, NY 10014

Attention: Chairman of the Board of Directors

and:

Latham & Watkins LLP

555 Eleventh Street, N.W.

Washington, DC 20004

Attention: Paul Sheridan

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(b)      If to Executive, at the last address that the Company has in its personnel records for Executive,

 and a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates

4 Times Square

New York, New York 10036

Attention: Ann Beth Stebbins

(c)      At any other address as any Party shall have specified by notice in writing to the other Party.

10.      Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or email shall be deemed effective for all purposes.

11.      Entire Agreement.

The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

12.      Certain Indemnity Rights; D&O Coverage.

During Executive’s period of service with the Company and thereafter, the Company shall (i) provide Executive with directors’ and officers’ liability insurance coverage at least as favorable as that applicable to any then-current executive officer or director of the Company, and (ii) indemnify Executive and his legal representatives to the fullest extent permitted by the laws of the State of Delaware against all damages, costs, expenses and other liabilities reasonably incurred or sustained by Executive or his legal representatives in connection with any suit, action or proceeding to which Executive or his legal representatives may be made a party by reason of Executive being or having been a director or officer of the Company or any of its subsidiaries, or having served in any other capacity or taken any other action purportedly on behalf of or at the request of the Company or any of its subsidiaries.

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13.      Amendments; Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized representative of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

14.      No Inconsistent Actions.

The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

15.      Construction.

This Agreement shall be deemed drafted equally by both Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (c) “includes” and “including” are each “without limitation”; (d) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (e) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

16.      Jurisdiction and Venue; Waiver of Jury Trial.

Subject to the Company’s right to seek injunctive relief pursuant to Section 5 in any court of competent jurisdiction, any suit brought hereon shall be brought in the state or federal courts sitting in the Borough of Manhattan within the City of New York, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each Party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by New York law. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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17.      Enforcement.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

18.      Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:
Name:
Title:

EXECUTIVE

By:
Sven-Olof Lindblad

[Signature Page to Non-Competition Agreement]

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